Exhibit 4.4

EXCERPT FROM OFFICERS’ CERTIFICATE UNDER INDENTURE

FURTHER RESOLVED, that the Company shall issue and sell to the Underwriters $1,000,000,000 aggregate principal amount of 3.625% Convertible Senior Debentures due 2026 at a price equal to 98.00% of the aggregate principal amount thereof plus accrued interest, if any, from November 20 , 2006, if settlement occurs after that date; and it is

FURTHER RESOLVED, that the Company has granted to Bank of America Securities, LLC an option to purchase up to an additional $150,000,000 aggregate principal amount of 3.625% Convertible Senior Debentures at a price equal to 98.00% of the aggregate principal amount thereof, plus accrued interest, if any, from November 20, 2006, solely to cover over-allotments; and it is

FURTHER RESOLVED, that the Company has caused the Operating Partnership to guarantee the Debentures on the terms set forth herein; and it is

FURTHER RESOLVED, that there is hereby approved and established a series of Debt Securities under the Indenture whose terms are as follows:

(a)                                  The Securities of such series are known as the “3.625% Convertible Senior Debentures due 2026” of the Company (the “Debentures”).

(b)                                 The Debentures are unsecured and rank equally among themselves and with all of the Company’s other unsecured and unsubordinated indebtedness.

(c)                                  The aggregate principal amount of the Security of such series which may be authenticated and delivered under the Indenture is initially limited in aggregate principal amount to $1,000,000,000, as such amount may be increased, but not by an amount in excess of $150,000,000, solely as a result of the purchase of additional Debentures pursuant to the underwriter’s over-allotment option granted by the Company under the Underwriting Agreement, except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Section 304, 305, 306, 906, 1107 or 1203 of the Indenture and except for any Debentures which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered thereunder; provided that the Company may from time to time, without notice to or the consent of the Holders of the Securities of this series, create and issue further Securities of this series (the “Additional Securities”) having the same terms and ranking equally and ratably with the Securities of this series in all respects and with the same CUSIP number as the Securities of this series, or in all respects except for the payment of interest accruing prior to the Issue Date or except for the first payment of interest following the issue date of such Additional

Securities; and provided that no such Additional Securities may be issued unless fungible with the Debentures then outstanding for United States federal income tax purposes.  Any Additional Securities will be consolidated and form a single series with the Securities and shall have the same terms as to status, redemption and otherwise as the Securities.  Any Additional Securities may be issued pursuant to authorization provided by a resolution of the Board of Trustees of the Company, the Pricing Committee, a supplement to the Indenture, or under an Officers’ Certificate pursuant to the Indenture.

(d)                                 The Debentures shall be issued only in registered form without coupons in denominations of $1,000 original principal amount and any integral multiple of $1,000 above that amount.

(e)                                  The Debentures shall be issuable in the form of one or more Global Securities registered in the name of The Depository Trust Company’s nominee, and shall be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”).  The Debentures may be surrendered for registration of transfer and for exchange at the office or agency of the Company or of the Trustee maintained for such purpose in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Company or the Trustee for such purpose.

(f)                                    The Stated Maturity of the principal of the Debentures shall be November 15, 2026.

(g)                                 The Debentures shall bear interest at the rate of 3.625% per annum from November 20, 2006 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable semi-annually on May 15 and November 15 of each year, commencing on May 15, 2007, until the principal thereof is paid or made available for payment, to the Persons in whose name such Debentures (or any Predecessor Debentures) are registered at the close of business on the Regular Record Date (or in the case of Defaulted Interest, the Special Record Date) next preceding the Interest Payment Date.  Each May 15 and November 15 shall be an Interest Payment Date for the Debentures, and May 1 and November 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date shall be the Regular Record Date for the interest payable on such Interest Payment Date.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(h)                                 The principal of, and the interest on, the Debentures shall be payable at the office or agency of the Company or the Trustee maintained for such purpose in the Borough of Manhattan, The City of New York, as set forth in the form of Debenture attached hereto as Annex A; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that if the Debenture is in the form of a Global Security, payment may be made pursuant to the applicable procedures of the Depositary.

(i)                                     Guarantee.  The Debentures are fully and unconditionally guaranteed by the Operating Partnership as to all payments due on the Debentures whether at their stated maturity date, by acceleration, redemption, repayment or otherwise in accordance with the terms of such guarantee and the Indenture.  In the case of the failure of the Company to pay punctually any principal, premium or interest on the Debentures, the Operating Partnership will cause any such payment to be made as it becomes due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise.

The Guarantee shall be unsecured and unsubordinated indebtedness of the Operating Partnership and rank equally with other unsecured and unsubordinated indebtedness of the Operating Partnership that is currently outstanding or that it may issue in the future.  The Guarantee shall be subject to the terms set forth in Article 14 of the Indenture and the form of Debentures approved pursuant to these resolutions.

(j)                                     Redemption Rights.  The Debentures shall be redeemable in whole or in part in accordance with Article Eleven of the Indenture except as modified herein and in the form of Debenture attached as Annex B hereto.  Any election by the Company to redeem the Debentures shall be evidenced by a resolution of the Board of Trustees of the Company or the Pricing Committee.

The Company shall not have the right to redeem any Debentures prior to November 18, 2011, except to preserve the Company’s status as a real estate investment trust.  If the Company determines it is necessary to redeem the Debentures in order to preserve the Company’s status as a real estate investment trust, the Company will redeem all of the Debentures then outstanding at 100% of the principal amount of the Debentures plus accrued and unpaid interest, if any, to the Redemption Date.  In such case, the Company shall provide the Trustee with an Officers’ Certificate evidencing that the Board of Trustees of the Company has, in good faith, made the determination that it is necessary to redeem the Debentures in order to preserve the Company’s status as a real estate investment trust.

The Company shall have the right to redeem for cash the Debentures in whole or in part, at any time or from time to time, on or after

November 18, 2011 upon not less than 30 nor more than 60 days’ prior notice by mail to the registered holders of the Debentures, at 100% of the aggregate principal amount of the Debentures, plus accrued and unpaid interest, if any, to but excluding the Redemption Date.

If less than all of the outstanding Debentures are to be redeemed, the Trustee shall select the Debentures to be redeemed pro rata or by lot or by any other method the Trustee considers fair and appropriate.  The Trustee shall make the selection at least 30 days but not more than 60 days before the Redemption Date from outstanding Debentures not previously called for redemption.  Debentures and portions of them the Trustee selects shall be in Principal Amounts at Maturity of $1,000 or an integral multiple of $1,000.  Provisions of this Indenture that apply to the redemption of Debentures called for redemption apply to portions of Debentures not called for redemption.  The Trustee shall notify the Company promptly of the Debentures or portions of Debentures to be redeemed.  If any Debenture selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the Debenture so selected, the converted portion of such Debenture shall be deemed to be the portion selected for redemption.  Debentures that have been converted during a selection of Debentures to be redeemed may be treated by the Trustee as outstanding for the purpose of such selection.

In the event of any redemption in part, the Company will not be required to:  (a) issue or register the transfer or exchange of any Debenture during a period beginning at the opening of business 15 Business Days before any selection of Debentures for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Debentures to be so redeemed, or (b) register the transfer or exchange of any Debenture so selected for redemption, in whole or in part, except the unredeemed portion of any Debenture being redeemed in part.

At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first-class mail, postage prepaid, to each Holder of Debentures to be redeemed.

The notice shall identify the Debentures to be redeemed and shall state:

(1)                                  the Redemption Date;

(2)                                  the Redemption Price and accrued and unpaid cash interest, if any, payable on the Redemption Date;

(3)                                  the Conversion Rate;

(4)                                  the name and address of the Paying Agent and Conversion Agent;

(5)                                  that Debentures called for redemption may be converted at any time before the close of business on the second Business Day immediately preceding the Redemption Date, even if not otherwise convertible at such time;

(6)                                  that Holders who want to convert Debentures must satisfy the requirements set forth herein and as set forth under “Conversion Procedures” in the form of Debenture;

(7)                                  that Debentures called for redemption must be surrendered to the Paying Agent to collect the Redemption Price and accrued and unpaid interest, if any;

(8)                                  if fewer than all the outstanding Debentures are to be redeemed, the certificate number and Principal Amounts at Maturity of the particular Debentures to be redeemed;

(9)                                  that, unless the Company defaults in making payment of such Redemption Price and any cash interest which is due and payable, interest will cease to accrue on and after the Redemption Date;

(10)                            the CUSIP number of the Debentures;

(11)                            in the case of redemption prior to November 18, 2011 necessary to preserve the Company’s status as a real estate investment trust, a copy of the Officers’ Certificate described in the second paragraph of this paragraph (j); and

(12)                            any other information the Company wants to present.

Once notice of redemption is given, Debentures called for redemption become due and payable on the Redemption Date and at the Redemption Price (together with accrued and unpaid interest, if any, to the date of redemption) stated in the notice except for Debentures which are converted in accordance with the terms of the Debentures and the Indenture.  Upon surrender to the Paying Agent, such Debentures shall be paid at the Redemption Price (together with accrued and unpaid interest, if any, to the date of redemption) stated in the notice.

At the time notice of redemption is given, the Company will issue a press release through Dow Jones & Company, Inc., Bloomberg Business News,

the Company’s website, or through such other means or combination of means used by the Company to disseminate information to the public, stating (i) that Debentures called for redemption must be received by the Paying Agent no later than the close of business on the second Business Day immediately preceding the Repurchase Date, (ii) the Debentures’ certificate number; (iii) the portion of the principal amount of Debentures to be repurchased, in multiples of $1,000; and (iv) that the Debentures are to be repurchased by the Company pursuant to the applicable provisions of the Debentures.

(k)                                  Repurchase Rights.  Debentures shall be purchased by the Company in accordance with the terms hereof and as seth forth under “Repurchase Rights” in the form of Debenture on each of Novemberl 15, 2011, November 15, 2016 and November 15, 2021 (each, a “Repurchase Date”), at the purchase price of 100% of the aggregate principal amount of the Debentures plus, in each case, accrued and unpaid interest, if any, to but excluding the Repurchase Date (each, a “Repurchase”, as applicable), at the option of the Holder thereof, upon:

(1)                                  delivery to the Paying Agent by the Holder of a written notice of repurchase (a “Repurchase Notice”) at any time from the opening of business on the date that is 60 Business Days prior to a Repurchase Date until the close of business on the fifth Business Day prior to such Repurchase Date stating:

(A)                              the certificate number of the Debenture which the Holder will deliver to be purchased;
(B)                                the portion of the principal amount which the Holder will deliver to be repurchased, which portion must be a principal amount of $1,000 or an integral multiple thereof; and
(C)                                that such Debenture shall be purchased as of the Repurchase Date pursuant to the terms and conditions specified herein and as set forth under “Repurchase Rights” in the form of Debenture, and

(2)                                  delivery of such Debenture to the Paying Agent prior to the Repurchase Date (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Holder of the Repurchase Price therefor; provided, however, that such Purchase Price shall be so paid pursuant to this paragraph only if the Debenture so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Repurchase Notice, as determined by the Company.

The Company shall purchase from the Holder thereof, pursuant to this paragraph and the terms of the Debentures, a portion of a Debenture if the principal amount of such portion is $1,000 or an integral multiple of $1,000.  Provisions of this Indenture that apply to the purchase of all of a Debenture also apply to the purchase of such portion of such Debenture.

Any repurchase contemplated by the Company shall be consummated by the delivery of the consideration to be received by the Holder (together with accrued and unpaid interest, if any) promptly following the later of the Repurchase Date and the time of delivery of the Debenture.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Repurchase Notice shall have the right to withdraw such Repurchase Notice at any time prior to the close of business on the second Business Day prior to the Repurchase Date by delivery of a written notice of withdrawal to the office of the Paying Agent stating:

(1)                                  the certificate number of the Debenture in respect of which such notice of withdrawal is being submitted;

(2)                                  the principal amount of the Debenture with respect to which such notice of withdrawal is being submitted; and

(3)                                  the principal amount of such Debenture which remains subject to the original Repurchase Notice or and which has been or will be delivered for purchase by the Company.

The Company may arrange for a third party to purchase Debentures for which the Company has received a valid notice of repurchase that has not been properly withdrawn.  If the Company establishes such an arrangement, then interest will continue to accrue on the Debentures and such Debentures will continue to be outstanding for all purposes of the Indenture.

The Paying Agent shall promptly notify the Company of the receipt by it of any Repurchase Notice or written notice of withdrawal thereof.

(l)                                     Repurchase at Option of Holders upon a Change in Control.  If there shall have occurred a Change in Control at any time prior to November 15, 2011, a Holder of Debentures shall have the right to require the Company to repurchase all of its Debentures not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000, at a cash purchase price equal to 100% of the principal amount of all Debentures it requires the Company to repurchase, plus accrued and unpaid interest on those Debentures to, but excluding, the Repurchase Date (such amount, the “Change in Control Purchase Price”) subject to satisfaction by or on behalf of the Holder of the requirements set forth below.

Within 15 days after the occurrence of a Change in Control, the Operating Partnership shall mail a written notice of Change in Control by first-class mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law and procedures of DTC.  The notice shall include a form of Change in Control Purchase Notice to be completed by the Holder and shall state:

(1)                                  briefly, the events causing a Change in Control and the date of such Change in Control;

(2)                                  the date by which the irrevocable Change in Control Purchase Notice pursuant to this paragraph must be given, which must be on or before the 20th Business Day after issuance by the Operating Partnership of notice to Holders that a Change in Control had occurred;

(3)                                  the date on which the Operating Partnership will repurchase Debentures upon a Change in Control, which must be not less than 20 nor more than 30 Business Days after the date of the Operating Partnership’s issuance of notice to Holders that a Change in Control had occurred (such date, the “Change in Control Purchase Date”);

(4)                                  the Change in Control Purchase Price;

(5)                                  the name and address of the Paying Agent and the Exchange Agent;

(6)                                  that Debentures must be surrendered to the Paying Agent to collect payment of the Change in Control Purchase Price and accrued and unpaid interest, if any;

(7)                                  that the Change in Control Purchase Price for any Debenture as to which a Change in Control Purchase Notice has been duly given will be paid promptly following the later of the Change in Control Purchase Date and the time of surrender of such Debenture;

(8)                                  that, unless the Company defaults in making payment of such Change in Control Purchase Price and interest, if any on Debentures surrendered for purchase, interest on Debentures surrendered for purchase will cease to accrue on and after the Change in Control Purchase Date; and

(9)                                  the CUSIP number of the Debentures.

A Holder may exercise its rights specified in this paragraph upon delivery of a written notice of purchase (a “Change in Control Purchase Notice”) to the Paying Agent at any time prior to the close of business not more than 20 Business Days following the date of the Operating Partnership’s notice to Holders of the Change in Control, stating:

(1)                                  the certificate number of the Debentures which the Holder will deliver to be purchased;

(2)                                  the principal amount of the Debenture which the Holder will deliver to be purchased, which must be $1,000 or an integral multiple thereof; and

(3)                                  that such Debenture shall be purchased pursuant to the terms and conditions specified herein and as set forth under “Repurchase at Option of Holders upon a Change in Control” in the form of Debenture.

The delivery of the Debentures to the Paying Agent prior to, on or after the Change in Control Purchase Date (together with all necessary endorsements) at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the Change in Control Purchase Price therefor; provided, however, that such Change in Control Purchase Price shall be so paid only if the Debentures so delivered to the Paying Agent shall conform in all respects to the description thereof set forth in the related Change in Control Purchase Notice.

The Company shall purchase from the Holder thereof, a portion of a Debenture if the principal amount of such portion is $1,000 or an integral multiple of $1,000.  Provisions of this Indenture that apply to the purchase of all of a Debenture also apply to the purchase of such portion of such Debenture.

The Paying Agent shall promptly notify the Company of the receipt by it of any Change in Control Purchase Notice.

Notwithstanding the foregoing, no Debentures may be purchased by the Company at the option of a Holder upon a Change in Control if the principal amount of the Debentures has been accelerated and such acceleration has not been rescinded on or prior to such date.

If a Change in Control occurs on or after November 15, 2011, no holder will have the right to require the Operating Partnership to purchase any Debentures pursuant to this paragraph (l).

A “Change in Control” will be deemed to have occurred at any time after November 20, 2006 that any of the following occurs:

(1)                                  consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, combination, merger of the Company or any sale, lease or other transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries) or a series of related transactions or events pursuant to which Common Shares are exchanged for, converted into or constitute solely the right to receive cash, securities or other property more than 10% of which consists of cash, securities or other property that are not, or upon issuance will not be, traded on a national securities exchange;

(2)                                  any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Company, the Operating Partnership or any majority owned subsidiary of the Company or the Operating Partnership, is or becomes the “beneficial owner,” directly or indirectly, of more than 70% of the total voting power in the aggregate of all classes of the Company’s capital stock then outstanding entitled to vote generally in elections of trustees, directors or managers, as applicable; or

(3)                                  during any period of 12 consecutive months after the date of original issuance of the Debentures, persons who at the beginning of such 12-month period constituted the Board of Trustees of the Company (together with any new persons whose election was approved by a vote of a majority of the persons then still comprising the Board of Trustees who were either members of the Board of Trustees at the beginning of such period or whose election, designation or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of trustees of the Company, then in office.

However, a Change in Control will not be deemed to have occurred and the Operating Partnership will not be required to deliver a notice incidental thereto if either:

(1)                                  the closing sale price per share of Common Shares of the Company for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately after the Change in Control, in the case of Change in Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the exchange price of the Debentures in effect on each of those trading days; provided, however, that the exception to the definition of “Change in Control” specified in this clause (1) shall not apply in the context of a “Change in Control” as described below in paragraph (m) or in paragraph (o)(4); or

(2)                                  at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger, consolidation or other transaction otherwise constituting a Change in Control consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on a national securities exchange or another established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger, consolidation or other transaction the Debentures become exchangeable into such shares of common stock, depositary receipts or other certificates representing common equity interests.

Upon receipt by the Paying Agent of the Repurchase Notice or Change in Control Purchase Notice, the Holder of the Debentures in respect of which such Repurchase Notice or Change in Control Purchase Notice, as the case may be, was given shall (unless such Repurchase Notice is withdrawn as specified below) thereafter be entitled to receive solely the Repurchase Price or Change in Control Purchase Price, as the case may be, with respect to such Debenture.  Such Repurchase Price or Change in Control

Purchase Price shall be paid to such Holder, subject to receipt of funds and/or Debentures by the Paying Agent or Conversion Agent, promptly following the later of (x) the Repurchase Date or the Change in Control Purchase Date, as the case may be, with respect to such Debentures (provided the conditions set forth in these resolutions and the Debentures for such payment are satisfied) and (y) the time of delivery of such Debentures to the Paying Agent by the Holder thereof in the manner required herein.  Debentures in respect of which a Repurchase Notice or Change in Control Purchase Notice, as the case may be, has been given by the Holder thereof may not be exchanged on or after the date of the delivery of such Repurchase Notice or Change of Control Purchase Notice, as the case may be, unless, solely in the case of a Repurchase Notice, it has first been validly withdrawn as specified below.

A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent prior to the close of business on the second Business Day prior to the Repurchase Date specifying:

(1)                                  the certificate number of the Debenture in respect of which such notice of withdrawal is being submitted;

(2)                                  the principal amount of the Debenture with respect to which such notice of withdrawal is being submitted; and

(3)                                  the principal amount of such Debenture which remains subject to the original Purchase Notice or and which has been or will be delivered for purchase by the Company.

Prior to 10:00 a.m., New York City time, on the Repurchase Date or the Change in Control Purchase Date, as the case may be, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided in the Indenture) an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate Repurchase Price or Change in Control Purchase Price, as the case may be, all the Debentures or portions thereof which are to be purchased as of the Repurchase Date or Change in Control Purchase Date, as the case may be.

(m)                               Make Whole Amount Upon Certain Change in Control Transactions.  If a transaction described in clause (1) or clause (2) of the definition of Change in Control occurs on or prior to November 15, 2011, and a Holder elects to convert its Debentures in connection with such transaction, the Company will increase the applicable Conversion Rate for the Debentures surrendered for conversion by a number of additional Common Shares of the Company (the “Additional Shares”), as described below.  A conversion of Debentures shall be deemed for these purposes to be “in connection with” such a Change in Control if the notice of conversion of the Debentures is received by the Conversion Agent on or after the 15th Business Day prior to the anticipated effective date of the Change in Control and on or prior to the fifth Business Day following the effective date of the Change in Control (or, if earlier and to the extent applicable, the close of business on the second Trading Day immediately preceding the day on which the Company is required to repurchase Debentures upon a Change in Control as described in paragraph (l) above).

The number of Additional Shares will be determined by reference to the table below and is based on the date on which such Change in Control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per Common Share in such transaction.  If the holders of Common Shares receive only cash in the Change in Control transaction, the stock price shall be the cash amount paid per Common Share.  Otherwise, the stock price shall be the average of the closing sale prices of Common Shares on the 10 Trading Days up to but excluding the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the Conversion Rate of the Debentures is adjusted.  The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the Conversion Rate as so adjusted.  The right to receive the Additional Shares will be subject to adjustment in the same manner as the Conversion Rate.

The following table sets forth the stock price and number of Additional Shares to be received per $1,000 principal amount of Debentures:

Effective	Stock Price
Date	$118.04	$130.00	$140.00	$153.45	$165.00	$175.00	$185.00	$200.00	$215.00	$230.00	$245.00	$260.00	$275.00	$300.00	$325.00
11/20/06	1.95	1.48	1.18	0.88	0.48	0.56	0.48	0.37	0.30	0.24	0.20	0.17	0.15	0.12	0.10
11/15/07	1.95	1.44	1.11	0.81	0.42	0.51	0.42	0.31	0.24	0.19	0.16	0.13	0.11	0.09	0.08
11/15/08	1.95	1.40	1.06	0.74	0.35	0.45	0.35	0.25	0.18	0.14	0.12	0.10	0.08	0.07	0.06
11/15/09	1.95	1.36	1.03	0.67	0.25	0.36	0.25	0.16	0.12	0.09	0.07	0.06	0.05	0.04	0.03
11/09/10	1.95	1.34	0.96	0.59	0.14	0.22	0.14	0.07	0.04	0.02	0.02	0.01	0.01	0.01	0.01
11/09/11	1.95	1.29	0.93	0.56	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The exact stock prices and effective dates may not be set forth on the table, in which case:

(1)                                  if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the additional shares will be determined by straight-line interpolation between the number of Additional Shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

(2)                                  if the stock price is equal to or in excess of $325.00 per share (subject to adjustment), no Additional Shares will be issued upon conversion; and

(3)                                  if the stock price is less than $118.04 per share (the closing sale price of Common Shares on the date of this prospectus (subject to adjustment), no Additional Shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of Common Shares issuable upon conversion exceed 8.4717 per $1,000 principal amount of Debentures, subject to adjustment in the same manner as the Conversion Rate.

(n)                                 Conversion Settlement.  A Holder of Debentures may, subject to the restrictions on ownership of Common Shares set forth in the Company’s Declaration of Trust and the conditions described in paragraphs (o) and (q) below, for cash, Common Shares, if any, or a combination of cash and Common Shares, at the Company’s option, at the Conversion Rate in effect at the time of conversion (6.5168 Common Shares per $1,000 principal amount of Debentures on November 20, 2006).  Subject to such restrictions, the Company will deliver, in respect of each $1,000 principal amount of Debentures tendered for conversion:

cash in an amount (the “Principal Return”) equal to the lesser of (a) the principal amount of Debentures surrendered for conversion and (b) the Conversion Value, and if the Conversion Values are greater than the principal return, an amount (the “Net Amount”) in cash or Common Shares, as determined by the Company, with an aggregated value equal to the difference between the Conversion Value and the Principal Return as described herein.

The Company may elect to deliver any portion of the Net Amount in cash or Common Shares, and any portion of the net amount the Company elects to deliver in Common Shares (the “Net Shares”) will be the sum of the daily share amounts (calculated as described below) for each Trading Day during the applicable conversion period.  Prior to the close of business on the second Trading Day following the date on which Debentures are tendered for conversion, the Company will, by notice to the trustee, inform holders of such Debentures of the Company’s election to pay cash for all or a portion of the Net Amount and, if applicable, the portion of the Net Amount that will be paid in cash and the portion that will be delivered in the form of Net Shares, unless the Company has previously informed such holders of such election in a notice of redemption for Debentures.

The Company will deliver cash in lieu of any fractional Common Shares issuable in connection with payment of Net Shares based upon the average price.

The “Conversion Value” for each $1,000 principal amount of Debenture is equal to (a) the applicable Conversion Rate multiplied by (b) the Average Price.

The “applicable conversion period” means the 10 consecutive Trading Day periods commencing after the second Trading Day following the date the Debentures are tendered for conversion.

The “Average Price” is equal to the average of the closing sales prices of Common Shares for each trading day in the applicable conversion period.

The “Daily Share Amount” for each $1,000 principal amount of Debentures and each trading day in the applicable conversion period is equal to the greater of:

•                  Zero; and

•                  A number of Common Shares determined by the following formula:

(closing sale price of Common Shares on such trading day ×
applicable conversion rate) – ($1,000 + net cash amount, if any)
(10 × closing price of Common Shares on such trading day)

The Conversion Value, Principal Return, Net Amount, Net Cash Amount and the number of Net Shares, as applicable, will be determined by the Company promptly after the end of the applicable conversion period.  The Company will pay the principal return and cash in lieu of fraction shares, and deliver net shares or pay the net cash amount, as applicable, no later than the third business day following the last Trading Day of the applicable conversion period.

(o)                                 Conversion Rights.  In connection with a conversion with respect to which the Company settles entirely in Common Shares, no fractional Common Shares will be delivered upon conversion of the Debentures.  Instead, the Company will pay the cash value of such fractional shares in connection with such settlement based upon the closing sale price of Common Shares on the Trading Day immediately preceding the Conversion Date.

(1)                                  The Conversion Date is the date on which a Holder delivers an irrevocable notice of conversion of Debentures (the “Conversion Notice”), together, if the Debentures are in certificated form, with the certificated Debenture to the Conversion Agent.

(2)                                  If a Debenture has been called for redemption, Holders will be entitled to convert such Debenture from the date of notice of the redemption until the close of business on the second Business Day immediately preceding the Redemption Date.  The right to convert will expire at that time, unless the Company defaults in making the payment due upon redemption.  A Holder may convert fewer than all of such Holder’s Debentures so long as the Debentures converted are an integral multiple of $1,000 principal amount.

(3)                                  Upon surrender of a Debenture for conversion into Common Shares, such Holder shall deliver to the Company cash equal to the amount that the Company is required to deduct and withhold under applicable law in connection with the conversion; provided, however, if the Holder does not deliver such cash, the Company may deduct and withhold from the amount of cash otherwise deliverable to such Holder the amount required to be deducted and withheld under applicable law (and not otherwise delivered by the Holder in cash).

Holders may surrender their Debentures for conversion for cash, Common Shares, if any, or a combination of cash and Common Shares, at the option of the Company, at the applicable Conversion Rate prior to Stated Maturity at any time on or after November 15, 2025 and also under any of the following circumstances:

(1)                                  Conversion Upon Satisfaction of Market Price Condition.  A Holder may surrender any of such Holder’s Debentures for conversion during any Measurement Period (and only during such period) prior to the second Business Day immediately prior to Stated Maturity of the Debentures, if the closing sale prices of Common Shares on the principal national securities exchange on which the Common Shares are listed, for a period of at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the first day of such Measurement Period, is more than 125% of the Conversion Price per share of Common Shares on the first day of such Measurement Period, or

If an event set forth herein as giving rise to an adjustment of the Conversion Rate shall have occurred during the period of 30 consecutive Trading Days beginning on the first day of such Measurement Period, the sale price of Common Shares on each Trading Day of such period elapsing prior to the occurrence of the event shall be deemed for purposes of the calculation described in the previous sentence to have been appropriately adjusted to reflect the occurrence of the event.

The Conversion Agent, which shall initially be the Trustee shall, on behalf of the Company, determine daily if the Debentures are convertible as a result of the closing sale price of Common Shares and notify the Company and the Trustee accordingly.

(2)                                  Conversion Upon Satisfaction of Trading Price Condition.  A Holder may surrender any of its Debentures for conversion during the five consecutive Trading Day period following any 20 consecutive Trading Days in which the average of the trading prices (as determined following a request by a holder of the Debentures) for a Debenture during such 20 consecutive Trading Day period was less than 98% of the average closing sale price of Common Shares for such period, multiplied by the applicable Conversion Rate for such period.  Common Shares will be valued at 100% of the average closing sale prices for the 20 consecutive Trading Days preceding the Conversion Date.

The “trading price” of the Debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Debentures obtained by the Trustee for a $5,000,000 principal amount of the Debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers selected by the Company, which may include Bank of America Securities, LLC.; provided that if at least two such bids cannot reasonably be obtained by the Trustee, but one such bid can reasonably be obtained by the Trustee, this one bid shall be used.  If the Trustee cannot reasonably obtain at least one bid for a $5,000,000 principal amount of the Debentures from a nationally recognized securities dealer or, in the reasonable judgment of the Company, the bid quotations are not indicative of the secondary market value of the Debentures, then the trading price per $1,000 principal amount of Debentures will be deemed to be less than 98% of the closing sale price of Common Shares on such determination date.

The Trustee shall have no obligation to determine the trading price of the Debentures unless the Company shall have requested such determination, and the Company shall have no obligation to make such request unless a Holder provides the Company with reasonable evidence that the trading price per $1,000 principal amount of the Debentures would be less than 98% of the product of the closing sale price of Common Shares and the Conversion Rate, or that no such prices can be reasonably determined; at which time, the Company shall instruct the Trustee to determine the trading price of the Debentures beginning on the next Trading Day and on each successive Trading Day until the trading price is greater than or equal to 98% of the product of the closing sale price of Common Shares and the Conversion Rate.

(3)                                  Conversion Upon Notice of Redemption.  A Holder may surrender for conversion any of the Debentures called for redemption at any time prior to the close of business two Business Days prior to the Redemption Date, even if the Debentures are not otherwise convertible at such time.  However, if a Holder has already delivered a Repurchase

Notice or a Change in Control Purchase notice with respect to a Debenture, the Holder may not surrender that Debenture for conversion until, in the case of a Repurchase Notice, the Holder has withdrawn the notice in accordance with the terms of the Debentures.

(4)                                  Conversion Upon Specified Transactions.  If the Company elects to:

(A)                              distribute to all holders of Common Shares rights entitling them to purchase, for a period expiring within 60 days, Common Shares at less than the closing sale price of Common Shares on the Trading Day immediately preceding the declaration of the distribution; or
(B)                                distribute to all holders of Common Shares the Company’s assets, debt securities or rights to purchase the Company’s securities, which distribution has a per share value exceeding 15% of the closing sale price of Common Shares on the Trading Day immediately preceding the declaration date for such distribution, the Company shall notify the Holders of the Debentures in writing at least 20 days prior to the ex-dividend date for such distribution.  Following the issuance of such notice, Holders may surrender their Debentures for conversion at any time until the earlier of the close of business on the Business Day prior to the ex-dividend date or the Company’s announcement that such distribution will not take place; provided, however, that a Holder may not exercise this right to convert if the Holder may participate, on an as-converted basis, in the distribution without conversion of the Debentures.  The ex-dividend date for purposes of the foregoing is the first date upon which a sale of the Common Shares does not automatically transfer the right to receive the relevant distribution from the seller of Common Shares to its buyer.

In addition, if the Company is party to any transaction described in clause (1) of the definition of “Change in Control” or any other consolidation, merger or binding share exchange pursuant to which Common Shares would be converted into cash, securities or other property, a Holder may surrender Debentures for conversion at any time from and after the date that is 15 Business Days prior to the anticipated effective date of the transaction until five Business Days after the actual date of such transaction.

If the Company is party to any transaction described in clause (1) of the definition of “Change in Control” or any other consolidation, merger or binding share exchange pursuant to which Common Shares are converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Debenture into Common Shares will be changed into a right to convert the Debentures into the kind and amount of cash, securities or other property that the Holder would have received if the Holder had converted its Debentures immediately prior to the effective time of the transaction (assuming such Holder did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance).  If a Holder converts Debentures in accordance with this paragraph and the Holder is entitled to an adjustment for additional Common Shares as described in paragraph (m) herein, the conversion of the Debentures will settle after the effective time of such transaction.  In addition, if Holders convert their Debentures at any time following the effective time of the transaction, the amount paid will be paid based on the kind and amount of such cash, securities or other property.

If such transaction also constitutes a Change in Control, the holder will be able to require the Company to repurchase all or a portion of such

Holder’s Debentures as described in paragraph (l).  In addition, if such transaction constitutes a Change in Control as described in clause (l) and (2) of the definition thereof, the Company will adjust the Conversion Rate for Debentures tendered for conversion in connection with the transaction, as described in paragraph (m) hereof.

(5)                                  Conversion Upon Delisting of Common Shares.  A Holder of Debentures may surrender any of its Debentures for conversion into Common Shares at the applicable Conversion Rate if the Common Shares are not listed on a U.S. national securities exchange for a 30 consecutive Trading Day period.

“Measurement Period” means the period from and including the 11th Trading Day in a fiscal quarter up to but excluding the 11th Trading Day of the following fiscal quarter.

 “Closing sale price” of the Common Shares or other capital stock or similar equity interests or other publicly traded security on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Common Shares or such other capital stock or similar equity interests or other securities are traded or, if the Common Shares or such other capital stock or similar equity interests or other securities are not listed on a United States national or regional securities exchange, or by the National Quotation Bureau Incorporated or another established over-the-counter trading market in the United States.  The closing sale price will be determined without regard to after-hours trading or extended market making.  In the absence of such quotations, the Company will determine the closing sale price on such basis as it considers appropriate.

“Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the subject securities are not then listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which such securities are then listed or, if such securities are not then listed on a national or regional securities exchange, on the principal other market on which securities are then traded.

(p)                                 Conversion Price.  The Conversion Price per Common Share means, for a $1,000 principal amount of Debentures, the quotient of $1,000 divided by the Conversion Rate.  The Conversion Price on November 20, 2006 shall be $153.45 per Common Share.  The Conversion Rate for each $1,000 principal amount of Debentures on November 20, 2006 shall be 6.5168.

(q)                                 Conversion Procedures.  A Holder will not receive any cash payment representing accrued interest upon conversion of a Debenture.  Instead, upon conversion the Company will deliver to tendering Holders, cash, a fixed number of Common Shares, if any, and any cash payment to account for fractional shares.  The cash payment for fractional shares in connection with a conversion settled in Common Shares will be based on the closing sale price of Common Shares on the Trading Day immediately prior to the Conversion Date.  Delivery of cash and Common Shares, if any, will be deemed to satisfy the Company’s obligation to pay the principal amount of the Debentures, including any accrued and unpaid interest.  Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited.  In no event will the Company adjust the Conversion Rate to account for the accrued interest.

Upon conversion of a Debenture, the Company will pay any documentary stamp or similar issue or transfer tax due on the issue of Common Shares, if any, unless the tax is due because the Holder requests the shares to be issued or delivered to a person other than the registered Holder, in which case the Holder must pay the tax prior to the delivery of the Common Shares.  Certificates representing Common Shares will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

Debentures tendered for conversion after a Record Date for an interest payment but prior to the corresponding Interest Payment Date, will receive on the Interest Payment Date interest accrued on those Debentures, notwithstanding the conversion of Debentures prior to the Interest Payment Date, assuming the Holder was the holder of record on the corresponding Record Date.  Notwithstanding the foregoing, a Holder that surrenders for conversion a Debenture during such period, must pay to the Company an amount equal to the interest that has accrued and that will be paid on the Debentures being converted on the Interest Payment Date, unless such Debentures are surrendered for conversion after being called for redemption after a Record Date for an Interest Payment Date or such Debentures are converted after the Record Date for the payment of interest on the Debentures immediately preceding the Stated Maturity of the Debentures.  If in such an event prior to the Redemption Date a Holder elects to convert Debentures, such Holder will not be required to pay at the time of surrender of Debentures for conversion the amount of interest on the Debentures that it will receive on the date that has been fixed for redemption.

Except as set forth herein, no other payment or adjustment for interest, or for any dividends in respect of Common Shares, will be made upon conversion of Debentures.  Holders of Common Shares issued upon conversion will not be entitled to receive any dividends payable to holders of Common Shares as of any record time or date before the close of business on the conversion date.

In order to exercise its conversion right, a Holder must deliver an irrevocable conversion notice, together, if the Debentures are in certificated form, with the certificated security, to the Conversion Agent who will, on behalf of the Holder, convert the Debentures for Common Shares, cash or a combination of cash and Common Shares.

In case any Debenture shall be surrendered for partial exchange, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the holder of the Debenture so surrendered, without charge to such Holder, a new Debenture or Debentures in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Debentures.

(r)                                    Conversion Rate Adjustments.  The Conversion Rate shall be adjusted from time to time as follows:

(1)                                  If the Company issues Common Shares as a dividend or distribution on Common Shares to all holders of Common Shares, or if the Company effects a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x OS1/OS0

where

CR0 = the Conversion Rate in effect immediately prior to such event

CR1 = the Conversion Rate in effect immediately after such event

OS0 = the number of Common Shares outstanding immediately prior to such event

OS1 = the number of Common Shares outstanding immediately after such event.

Any adjustment made pursuant to this paragraph (1) shall become effective on the date that is immediately after the earlier of (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable.  If any dividend or distribution described in this paragraph is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(2)                                  If the Company issues to all holders of Common Shares any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase Common Shares, or securities convertible into shares of Common Shares within 45 days after the issuance thereof, in either case at an exercise price per share or a conversion price per share less than the closing sale price of Common Shares on the Business Day immediately preceding the time of announcement of such issuance, the Conversion Rate will be adjusted based on the following formula (provided that the Conversion Rate will be readjusted to the extent that such rights, warrants, options, or other securities or convertible securities are not exercised or converted prior to the expiration of the exercisability or convertibility thereof):

CR1 = CR0 x (OS0+X)/(OS0+Y)

where

CR0 = the Conversion Rate in effect immediately prior to such event

CR1 = the Conversion Rate in effect immediately after such event

OS0 = the number of Common Shares outstanding immediately prior to such event

X = the total number of Common Shares issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y = the number of Common Shares equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the closing sale prices of Common Shares for the 10 consecutive trading days prior to the Business Day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this paragraph (2), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holder to subscribe for or purchase or exercise a conversion right for Common Shares at less than the average closing sale price of Common Shares, and in determining the aggregate exercise or conversion price payable for such Common Shares, there shall be taken into account any consideration received by the Company for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Company’s Board of Trustees.

(3)                                  If the Company distributes shares of capital stock, evidences of indebtedness or other assets or property of the Company to all holders of Common Shares, excluding:

(A)                              dividends, distributions and rights, warrants, options, other securities or convertible securities referred to in paragraph (1) or (2) above,
(B)                                dividends or distributions paid exclusively in cash, and
(C)                                spin-offs described below in this paragraph (3)

then the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x SP0/(SP0-FMV)

where

CR0 = the Conversion Rate in effect immediately prior to such distribution

CR1 = the Conversion Rate in effect immediately after such distribution

SP0 = the average of the closing sale prices of Common Shares for the 10 consecutive trading days prior to the Business Day immediately preceding the earlier of the record date or the ex-dividend date for such distribution

FMV = the fair market value (as determined in good faith by the Company’s Board of Trustees) of the shares of capital stock,

evidences of indebtedness, assets or property distributed with respect to each outstanding Company Common Share on the earlier of the Record Date or the ex-dividend date for such distribution.

An adjustment made pursuant to this paragraph (3) shall be made successively whenever any such distribution is made and shall become effective on the day immediately after the date fixed for the determination of holders of Common Shares entitled to receive such distribution.

With respect to an adjustment pursuant to this paragraph (3) where there has been a payment of a dividend or other distribution on Common Shares or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company (such transaction, a “Spin-Off”), the Conversion Rate in effect immediately before the close of business on the Record Date fixed for determination of holders of Common Shares entitled to receive the distribution will be increased based on the following formula:

CR1 = CR0 x (FMV0+MP0)/MP0

where

CR0 = the Conversion Rate in effect immediately prior to such distribution

CR1 = the Conversion Rate in effect immediately after such distribution

FMV0 = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of Common Shares applicable to one Company Common Share over the first 10 consecutive trading days after the effective date of the Spin-Off

MP0 = the average of the closing sale prices of Common Shares over the first 10 consecutive Trading Days after the effective date of the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph with respect to a Spin-Off will occur on the 10th Trading Day from, and including, the effective date of the Spin-Off.

If any such dividend or distribution described in this paragraph is declared but not paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(4)                                  If following the date of original issuance of the Debentures the Company makes any cash dividend or distribution during any of its quarterly fiscal periods to all holders of Common Shares in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.85 (the “Reference Dividend”), multiplied by the number of Common Shares outstanding on the record date for such distribution, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x SP0 /(SP0-C)

where

CR0 = the Conversion Rate in effect immediately prior to the record date for such distribution

CR1 = the Conversion Rate in effect immediately after the record date for such distribution

SP0 = the average of the closing sale prices of Common Shares for the 10 consecutive Trading Days prior to the business day immediately preceding the earlier of the record date or the day prior to ex-dividend date for such distribution

C = the amount in cash per share that the Company distributes to holders of Common Shares during such quarterly fiscal period that exceeds the Reference Dividend.

An adjustment made pursuant to this paragraph shall become effective on the date immediately after the Record Date for the determination of holders of Common Shares entitled to receive such dividend or distribution.  If any dividend or distribution described in this paragraph is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

The Reference Dividend shall be subject to adjustment on account of any of the events set forth in paragraph (1) above of this paragraph (r).  Any such adjustment will be effected by multiplying the Reference Dividend by a fraction, the numerator of which will equal OS0 and the denominator of which will equal OS1, in each case, within the meaning of paragraph (1) above.

(5)                                  If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Shares to the extent that the cash and value of any other consideration included in the payment per Company Common Share exceeds the closing sale price of a Company Common Share on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x (AC + (SP1 x OS1))/(SP1 x OS0)

where

CR0 = the Conversion Rate in effect on the date such tender or exchange offer expires

CR1 = the Conversion Rate in effect on the day next succeeding the date such tender or exchange offer expires

AC = the aggregate value of all cash and any other consideration (as determined by the Company’s Board of Trustees) paid or payable for shares purchased in such tender or exchange offer

OS0 = the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires

OS1 = the number of Common Shares outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)

SP1 = the average of the closing sale prices of Common Shares for the 10 consecutive Trading Days commencing on the Trading Day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made.

Any adjustment made pursuant to this paragraph (5) shall become effective on the date immediately following the Expiration Time.  If the Company or one of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(6)                                  Notwithstanding the foregoing, in the event of an adjustment pursuant to paragraph (4) or (5) above, in no event will the conversion rate exceed 8.4717, subject to adjustment pursuant to paragraphs (1), (2) and (3).

(7)                                  If the Company adopts a rights plan while any Debentures remain outstanding, Holders of Debentures will receive, upon conversion of their Debentures for Common Shares, in addition to Common Shares, rights under the Company’s shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Shares.  If the rights provided for in the rights plan adopted by the Company have separated from the Common Shares in accordance with the provisions of the applicable shareholder rights agreement so that Holders of Debentures would not be entitled to receive any rights in respect of Common Shares issuable upon conversion of Debentures, the Conversion Rate will be adjusted at the time of separation as if the Company had distributed, to all holders of Common Shares, shares of capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.  In lieu of any such adjustment, the Company may amend such applicable shareholder rights agreement to provide that upon conversion of Debentures the Holders will receive, in addition to Common Shares issuable upon such conversion, the rights which would have attached to such Common Shares if the rights had not become separated from the Common Shares under such applicable shareholder rights agreement.  To the extent that the Company adopts any future shareholder rights agreement, upon conversion of Debentures into Common Shares, a Holder of Debentures shall receive, in addition to Common Shares, the rights under the future shareholder rights agreement whether or not the rights have separated from Common Shares at the time of conversion and no adjustment will be made in accordance with paragraph (3) or otherwise.

In addition to the adjustments pursuant to paragraphs (1) through (7) above, the Company may increase the Conversion Rate in order to avoid or diminish any income tax to holders of the Company capital stock resulting from any dividend or distribution of capital stock (or rights to acquire Common Shares) or from any event treated as such for income tax purposes.  The Company may also, from time to time, to the extent permitted by applicable law, increase the Conversion Rate by any amount for any period if the Company has determined that such increase would be in the best interests of the Company.  If the Company makes such determination, it will be conclusive.  If the Company makes such a determination it will mail to Holders of record of the Debentures a notice of the increase at least fifteen (15) days prior to the date the increased Conversion Rate takes effect in accordance with applicable law and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

The Company will not make any adjustment the Conversion Rate if Holders are permitted to participate, on an as-converted basis, in the transactions described above.

The applicable Conversion Price will not be adjusted upon certain events, including but not limited to:

(A)                              the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Shares under any plan;
(B)                                the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, trustee or consultant benefit plan, employee agreement or arrangement or program of the Company;
(C)                                the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Debentures were first issued;
(D)                               a change in the par value of Common Shares;
(E)                                 accumulated and unpaid dividends or distributions;

(F)                                 as a result of a tender offer solely to holders of less than 100 Common Shares; and
(G)                                for the avoidance doubt, the issuance of limited partnership units by the Operating Partnership and the issuance of Common Shares or cash upon redemption thereof.

No adjustment in the applicable Conversion Price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable Conversion Price.  If the adjustment is not made because the adjustment does not change the applicable Conversion Price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.  All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be.  Notwithstanding the foregoing, if the Debentures are called for redemption, all adjustments not previously made will be made on the applicable Redemption Date.  Except as specifically described above, the applicable Conversion Price will not be subject to adjustment in the case of the issuance of any Common Shares or Company preferred shares, or securities exchangeable for or convertible into Common Shares or Company preferred shares.

Whenever the Conversion Rate is adjusted as herein provided, the Company shall as promptly as reasonably practicable file with the Trustee and any Conversion Agent other than the Trustee an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.  Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the Holders of the Debentures within 20 Business Days of the effective date of such adjustment.  Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(s)                                  Ownership Limit.  Notwithstanding any other provision of the Debentures or the instructions contained herein, no Holder of Debentures shall be entitled to convert such Debentures for Common Shares to the extent that receipt of such shares would cause such Holder (together with such Holder’s affiliates) to exceed the ownership limit contained in the Company’s Declaration of Trust as in effect from time to time.

(t)                                    Indenture Modifications for Purposes of the Debentures.

(1)                                  Section 401 of the Indenture is modified in respect of the Debentures to provide that the Company may not discharge a Holder’s rights to convert Debentures in accordance with the terms of the Debentures or to have registered the transfer or exchange of Debentures in accordance with the terms of the Indenture.

(2)                                  Section 501 of the Indenture is modified for purposes of the Debentures to add the following Events of Default:

(a)                                  The Company fails to deliver the amounts due upon a conversion of Debentures, and that failure continues for 10 days; and

(b)                                 The Company fails to provide notice of the occurrence of a Change in Control when required under the Indenture;

(3)                                  Section 902 of the Indenture is modified for purposes of the Debentures to add the following as requiring the consent of each Holder of a Debenture for modification or waiver:

(A)                              modify the provisions with respect to the Holders’ rights upon a Change in Control in a manner adverse to the Holders of the Debentures, including the Company’s obligations to repurchase the Debentures following a Change in Control; or
(B)                                adversely affect the Holders’ rights contained in the exchange or repurchase provisions of the Debentures.

(4)                                  Section 901 of the Indenture is modified for purposes of the Debentures to add that the Company may increase the Conversion Rate or reduce the Conversion Price; provided that the increase or reduction, as the case may be, is in accordance with the terms set forth herein or will not adversely affect the interests of the Holders of the Debentures.

(u)                                 The calculation of the Repurchase Price, Change in Control Purchase Price, Conversion Rate, Conversion Price and each other calculation to be made in respect of the Debentures shall be the obligation of the Company or its agent.  All calculations made by the Company or its agent as contemplated pursuant to the terms hereof and of the Debentures shall be final and binding on the Company and the Holders absent manifest error.  The Trustee, Paying Agent and Conversion Agent shall not be obligated to recalculate, recompute or confirm any such calculations except in its capacity as Trustee or agent or of the Company.

(v)                                 The Trustee may make reasonable rules for action by or a meeting of Holders of Debentures.  The Conversion Agent and the Paying Agent may make reasonable rules for their functions.

(w)                               The Company shall not be obligated to redeem or purchase any Debenture pursuant to any sinking fund or analogous provision, or at the option of any Holder thereof except as provided herein.

(x)                                   The Debentures shall be issued in denominations of $1,000 and integral multiples thereof and payments of principal, interest and additional amounts, if any, on the Debentures shall be made in U.S. dollars.

(y)                                 The Bank of New York is hereby appointed as a Paying Agent and the Security Registrar for the Debentures.  The Security Register for the Debentures will be maintained by the Security Registrar in the Borough of Manhattan, The City of New York.

(z)                                   The rights, privileges, protections, immunities and benefits given to the Trustee pursuant to the Indenture, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities with respect to the Debentures and the Guarantee.

(aa)                            The recitals contained herein and in the Debentures, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Operating Partnership, as the case may be, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of these resolutions or of the Debentures or the Guarantee.  The Trustee shall not be accountable for the use or application by the Company of Debentures or the proceeds thereof.

(bb)                          The Trustee shall have no duty to determine when an adjustment of the Conversion Rate hereunder should be made, how it should be made or what it should be, except when the Trustee is also acting as an agent of the Company in connection with the Debentures or the Indenture. The Trustee shall have no duty to determine whether a supplemental indenture need be entered into or whether any provisions of any supplemental indenture are correct.  The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued upon conversion of the Debentures.  The Trustee shall not be responsible for the Company’s failure to comply with these resolutions or the terms of the Debentures.  The Conversion Agent shall have the same protection under these resolutions and the Indenture as the Trustee.